Exhibit 99.1

September 18, 2006/1:00 p.m. CDT

ENERGY TRANSFER PARTNERS

September 18, 2006

1:00 p.m. CDT

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the Energy Transfer Partners’ conference call. At this time all participants are in a listen only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. As a reminder this conference is being recorded. I would now like to turn the conference over to our host, Mr. Mike Krimbill. Please go ahead, sir.

M. Krimbill	Thank you. Thanks, everyone, for joining us. This is Mike Krimbill. Ray Davis and Kelcy Warren are here as well and the three of us will pitch in to go over the transaction and then have a Q&A session.

As you know, Energy Transfer announced that it had entered into agreements with GE Energy Financial Services and Southern Union Company to acquire the Transwestern Pipeline. The agreements provide for a couple of transactions.

In step one, ETP will purchase GE’s 50% ownership in CrossCountry Energy for approximately one billion dollars cash. There’s a single condition to closing, which is HSR approval. The transaction will not close any earlier than November 1st of this year.

In step two, which can happen simultaneously or thereafter, ETP will exchange the 50% ownership in CrossCountry Energy that it acquired from GE for 100% of Transwestern Pipeline. This transaction is subject to additional regulatory approval and upon obtaining that approval we will close.

At this time we do not know if we will simply assume, which we think we would, the additional debt at Transwestern Pipeline or there would be additional cash, but we don’t anticipate any additional cash.

September 18, 2006/1:00 p.m. CDT

Transwestern assets consist primarily of a 2500 mile interstate natural gas pipeline system that goes from West Texas all the way to California. The series of transactions are anticipated to cost about 1.465 billion and we intend to finance more than 50% of the purchase price with equity.

I think with that, Bob, we’re ready to open it up for Q&A.

Moderator	Thank you, sir. One moment, please, for the first question. And we go to the line of Ross Payne, Wachovia Securities. Please go ahead.

R. Payne	I guess the first question I’ve got is can you talk in general about the fundamentals around the pipeline, what’s going on tariff-wise, supply and demand-wise and also talk about the potential Phoenix expansion, what that might cost and what it could do for you.

K. Warren	First of all, most of everyone on this call understands what Transwestern is. It, of course, extends from the Permian Basin primarily at a point called Waha westerly towards the border of California. It, obviously, was built to gather and transport natural gas to the California border and into the markets in California as well as the San Juan Basin. It has a large presence in the San Juan Basin.

So, Ross, as you know, the Transwestern Pipeline typically operates as a New Mexico Texas supply conduit to supply markets to the West. We, of course, have not had any access to any supply in the San Juan Basin and so we’re intrigued with that. We believe that this is win-win here with not only the existing California customers of Transwestern, but also the Texas customers of Energy Transfer partners. So we’re excited about exploring those opportunities.

Specifically on the Phoenix expansion, as we’ve stated that is an expansion we like. We do intend to pursue that expansion and to hopefully get that expansion completed as fast as possible. I believe that the Transwestern Company filed for their permit last week. Until close, of course, everything will be handled under the direction of Southern Union with us having some influence over that.

But we do like that. As you know, Ross, that’s a very large area of population growth, substantial population growth and we think having another straw into that market will be very beneficial to Transwestern long term.

R. Payne	Can you talk about what that cost would be and what kind of multiple that may look to be?

September 18, 2006/1:00 p.m. CDT

K. Warren	Yes, the cost is not simply just a line down to Phoenix off of the mainline. It also includes some upgrade on the San Juan lateral so that the system may supply more San Juan gas down into the Phoenix area. So the costs are approximately $700 million. The initial rates of return on that project are very modest and, Ross, as you know, they always are. That project has enough economic justification to pursue it; however, if you just look at the contracts that we believe that are committed today it is very modest rates of return. But with hard work we think we can improve that over time.

R. Payne	Does this new pipeline also give you more optionality based on basis differentials across your system? Are you seeing anything there?

K. Warren	Yes, that’s an excellent question. I think everybody that has followed the company knows one thing that we do is we’re a supply driven company. We try to have top lines into areas that have active exploration and potential in upside.

As it relates to basis differentials, of course, we pretty much have been limited to the state of Texas in all of our endeavors. We do whatever we can to maximize our margins and also primarily increase our volumes connected to our pipeline system.

By accessing other supply areas, southeast New Mexico and the San Juan Basin and even the Rockies and the Piceance Basins, we think that coupled with Energy Transfer’s intrastate pipeline system and through the 311 movement of natural gas into the market we think we can add a lot of upside that the previous owners of Transwestern could not have done.

R. Payne	Okay. Can you speak in general about some of the tariffs; there has been some discounting because of I guess some softer demand out of California, what you’re seeing there, what you expect in the future as it relates to that?

K. Warren	That’s an extremely competitive market; it will remain that way. As you know, Ross, there is a planned LNG facility off of Southern California now; I believe it’s being built in Mexico. That’s probably going to impact the demand as well. But, again, we’re a supply focused company; we will continue to provide excellent service to the markets that have been shippers on the system in the past.

However, gas can also move east as well. There’s not as much capacity that exists on Transwestern today to move the molecules east; however, we’ll be studying that very carefully to increase the capacity to move

September 18, 2006/1:00 p.m. CDT

volumes east. So you’re right; it’s a very competitive market and it will remain competitive and we’ll do the best we can to maintain and/or increase our market share. But keep in mind, Energy Transfer accesses a lot of market to the east also.

R. Payne	Okay. So because this thing is reversible you guys can potentially move gas east into your Texas intrastate system to get it all the way east.

K. Warren	Absolutely, yes.

R. Payne	Okay, which could take supplies away from the California market, which could effectively tighten that market up some as a result?

K. Warren	No, and I’m sorry if I misled you there. That, obviously, would not ever be part of our intent, not at all. It’s just our company’s focus is very simple and very easy to understand. We try to connect as much volume to our pipes as possible and we try to deliver that gas to the correct marketplace.

We listen to the customers on our system and we try to provide that service. So we would not take any actions to create a tightening of the supply to California, but rather we would try to move as much volume as that system is capable of moving and at fair and reasonable margins.

R. Payne	Okay. I got you. One last question; this, obviously, diversifies your company significantly with FERC regulated assets; any thoughts on perhaps looking to have S&P in the future for ratings? I assume the rating agencies will like this kind of diversification and size.

M. Krimbill	Well there is always that possibility and we do talk to S&P occasionally.

R. Payne	All right, guys. That’s it for me, thank you.

Moderator	Next we’ll go to the line of Scott Glover of USAA. Please go ahead.

S. Glover	I kind of got on a little bit late, but I was wondering if you could comment on the $350 million of private placements that goes along with the pipeline and I think it’s going to make the change of control come into play here.

M. Krimbill	Yes, I believe that Transwestern Pipeline, there was more private placement than just $350 million. And it’s also our understanding that the transaction with GE would trigger that change of control, but that’s really up to Southern Union to handle and those bondholders may have an option to put some of that debt back if they so desire.

September 18, 2006/1:00 p.m. CDT

S. Glover	Okay. Thank you.

Moderator	Now we’ll go to the line of Steven Rountos of Talon Capital. Please go ahead.

S. Rountos	Good afternoon. I apologize if you’ve covered this already, but I believe Southern Union was going to file for a rate case for Transwestern coming up. Is that still on the board and what happens with that?

K. Warren	Yes, it is still on the board. As part of our due diligence we have reviewed that. We feel very comfortable. And let me step back. That’s one thing we’re very pleased with. Many of us have gotten to know the Transwestern employees and the staff is outstanding. They’re going to really help us a lot in moving into this new arena under the interstate purview and regulation of Federal Energy Regulatory Commission.

But we’re pleased with what we’ve seen on the preparation of that rate case and yes, that is forthcoming in the very near future.

S. Rountos	Can you discuss what you expect from the rate case?

K. Warren	Well, when you say expect, you know I expect that we’re going to have a great deal of scrutiny by the Federal Energy Regulatory Commission as we should and I think there’s going to be a satisfactory conclusion to the results. I’m sure it will not stay as is; they rarely do, but we’re optimistic that the outcome will be positive.

S. Rountos	I guess I was thinking more in terms of the head room that you’re operating in today between the contractive rates and the allowed rates.

K. Warren	I’m sorry; could you be more clear on that? I don’t understand.

S. Rountos	Yes; I guess I was curious what you thought of how much headroom you’ve got today, allowed rates versus where you’re contracting and if you expect that headroom to contract with the rate case? I guess that was really it.

K. Warren	As part of our due diligence, again, this is a little bit of a black box because we’re not 100% sure, but as part of our due diligence we feel that it will stay relatively flat.

S. Rountos	That the allowed rates will stay flat?

K. Warren	Yes.

September 18, 2006/1:00 p.m. CDT

S. Rountos	Great, thanks.

Moderator	And now we’ll go to the line of Yves Siegel, Wachovia Securities. Please go ahead.

Y. Siegel	Good afternoon. I’ve got really just two questions. One is as it relates to how the pipes were maintained and what you think maintenance cap ex might look like going forward, number one. Then number two is do you have the opportunity to speak to the customers at this juncture and related to that do you have a sense of how the contracts, what percentage of the contracts sort of roll over and I sort of recognize that you’re in a rate case and that you’re probably looking to move gas east and all that other stuff, but is there any way for us to sort of think about that? Thanks.

R. Davis	Yves, I don’t have the main cap ex number in front of me, but just to tell you one thing on the pipeline integrity, they’re ahead of schedule, significantly ahead of schedule and the maintenance on the pipe from our due diligence has been just superb. So we don’t expect any anomalies in that area. I think that it’s been well maintained and as I said, the pipeline integrity is ahead of schedule by several months.

K. Warren	Yes, Yves, on the second part of the question, the contracts begin to roll over I think as early as 2009, possibly earlier. This is typical of anything we’ve acquired. You’re constantly renegotiating contracts. We are very optimistic that the existing contracts that are rolling over will, in fact, be renewed and we’re going to aggressively pursue that.

The Transwestern people, again, I can’t say enough good things about the personnel that exists there. They were kind enough to invite us to their latest customer meeting. We had an opportunity to meet many of the customers face to face, have a good dialogue. I think generally speaking they’re very pleased with the service they’ve been provided in the past and we intend to meet with them again in the very near future and assure them that that service will remain as good or better than what they’ve seen in the past.

So we’re optimistic. We’re going to renew the contracts as they roll over and look forward to diving into that.

Y. Siegel	Thanks, guys. Good luck.

Moderator	We’ll go to the line of Ted Gartner of Raymond James. Please go ahead.

September 18, 2006/1:00 p.m. CDT

T. Gartner	A couple of quick questions. If you wouldn’t mind, just walking through the purchase price. You said you were buying 50% for about a billion dollars and I guess I might be interpolating a little bit, but is the other $465 million is that debt assumption that may or may not happen or did I misunderstand?

M. Krimbill	You are correct. It all depends on what happens at Transwestern with the bonds, but we’d anticipate assuming whatever debt there is in the pipeline company.

T. Gartner	Okay. And second question, you mentioned the equity issuance. Are you guys going to be issuing any to the seller or is it all going to come to other parties?

M. Krimbill	Yes, no equity to the seller. We’re looking to see where we want to put the equity so we’re evaluating several different options.

T. Gartner	Then just finally, as a follow-up to Yves comment on the maintenance cap ex, should we be assuming something along the 5% of EBITDA area, 10%; what do you guys think might be a fair assessment of that?

R. Davis	I think probably a good number is 10% to 15% is probably a pretty good number.

T. Gartner	Okay. Thanks.

Moderator	And we go to the line of Hugh McCaffery of AAM. Please go ahead.

H. McCaffery	I just wanted to see if I could get some additional information about how quickly you think this transaction could close.

M. Krimbill	Contractually it cannot close before November 1st. You may be able to give us a better answer. You know, after it’s really just regulatory approval.

H. McCaffery	Okay, that’s helpful.

M. Krimbill	The way it works is it’s the first of the month after we receive regulatory approval.

Moderator	We’ll go to the line of Devin Geoghegan of Zimmer-Lucas Partners. Please go ahead.

September 18, 2006/1:00 p.m. CDT

D. Geoghegan	This is Devin Geoghegan from Zimmer-Lucas. Just curious if you guys could expand more; I assume this is part of your bigger plan to expand inside of Texas given that the rates are tapped by FERC and so on and so forth. What does this enable you to do? I mean you’ve already ringed Texas, but does this allow you to build more pipe in Texas to kind of increase the return so to speak, but not on FERC regulated pipe, but on Texas regulated pipe? Does that make sense?

K. Warren	Yes, Devin, that’s a good question. As you know, we’ve openly stated in the past that we would love to expand our capacity, our take away capacity moving east from Waha east. This pipe doesn’t necessarily accomplish that for us because, for example, there’s nothing to prevent this company today from contracting for space on any interstate pipeline from the San Juan Rockies area back into Texas. So this doesn’t necessarily give us a leg up.

However, Transwestern today has had limited capability to move gas into the San Juan Rockies area back into Texas. So with our direction of possibly spending more cap ex to allow more gas to flow east I think it could help justify and accomplish some more Texas expansions as well, but we can move gas east.

D. Geoghegan	I see. So you’re trying to give more of an outlook, because it’s only bi-directional from San Juan backwards, right? It’s not from California backwards.

K. Warren	Yes, the compression is only designed to move from San Juan back east. However, I think it would be a pretty easy fix to be able to make it bi-directional all the way from California. I just don’t see an immediate need to do that or any real opportunity.

To the extent that Energy Transfer partners now has, if you look at it this way, we now have the San Juan Basin as a supply area to work. We now have the southern part of the Rockies, Piceance Basin as well. We’ve just expanded our area of focus. So whether the gap comes into Texas, whether it goes to California, whether it goes to Phoenix we’re going to do all we can to increase our volume and maintain or increase our margin whenever appropriate.

D. Geoghegan	All right. Thank you very much.

Moderator	We’ll go to the line of Stephanie Fielding of Delaware Investment. Please go ahead.

September 18, 2006/1:00 p.m. CDT

S. Fielding	I was just wondering if there are any special issues related to an MLP holding, an interstate kind of FERC regulated pipeline or whether it was just a question of getting rates approved? Is there anything different about holding an interstate pipe in the structure?

K. Warren	Yes, there is. First of all, this is not specifically your question, but let me tell you one thing we have done. There is a gentleman named Bill Hederman. He’s with the law firm of Morgan Lewis. We have retained that firm to assure us and to basically monitor everything that we do to make sure that we’re in compliance with all FERC issues.

As everybody on this call knows we’ve been an intrastate. This is the first time we’ve stepped into this arena. It is extremely important to us that we do everything correctly from day one. One thing Bill had done, this guy is really good; he was on the FERC staff under Pat Wood when Pat was Chairman and we really like Bill. And he’s conducting little seminars, education for our employees to make sure that everything we do is correct. So that’s number one.

Secondly, there was a hesitancy by our industry, that being the MLP industry, there was a hesitancy in the past to bring in FERC regulated assets into an MLP. The primary reason for that hesitancy was that in the past the non-taxable nature of a master limited partnership could be damaging to the rate design because part of a consideration of rate design is in fact the taxes that are paid.

Recently, within the last year, two years there has been a little bit of change in that thought process and, in fact, if taxes are being paid by somebody in this process then what we’ve seen is that the tax impact will, in fact, be passed on in the rates. Boardwalk was a really good template for this. I think, as everybody knows, they have two interstate pipelines, Texas Gas Transmission and Gulf South. We studied very closely what they did prior to deciding to move into this arena.

R. Davis	We are not buying a C Corp here either; we’re buying LLCs, which is a pass through tax entity.

S. Fielding	Thank you.

Moderator	We go back to the line of Yves Siegel of Wachovia Securities. Please go ahead.

Y. Siegel	Just a quick follow-up. Ray, when the question was asked on maintenance cap ex, you said 10% to 15% of EBITDA might be a good number. Does that mean $15 million to $20 million is sort of the comfort range for maintenance cap ex?

September 18, 2006/1:00 p.m. CDT

R. Davis	Yes.

Y. Siegel	Okay. Thank you.

Moderator	There are no other questions in queue. Please continue.

M. Krimbill	I think with that we’re finished and thank you for your attendance. Thank you, Operator.

Moderator	That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.